SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported): November 23, 2009
Ciena Corporation
(Exact Name of Registrant as Specified in Charter)

Delaware	0-21969	23-2725311
(State or Other Jurisdiction of	(Commission File Number)	(IRS Employer Identification
Incorporation)		No.)

1201 Winterson Road
Linthicum, MD	21090
(Address of Principal Executive Offices)	(Zip Code)
Registrant’s telephone number, including area code: (410) 865-8500
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 — ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT
In connection with the selection of Ciena Corporation (“Ciena”) as the successful bidder in the November 20-22, 2009 auction of substantially all of the optical networking and carrier Ethernet assets of Nortel’s Metro Ethernet Networks (MEN) business, effective as of November 24, 2009, Ciena and Nortel Networks Corporation, its principal operating subsidiary Nortel Networks Limited, Nortel Networks Inc. and certain of its other subsidiaries (together, “Nortel”) amended and restated, and replaced in its entirety, that certain asset sale agreement dated as of October 7, 2009, as previously amended, relating to the purchase of substantially all of the North American, Caribbean and Latin American and Asian optical networking and carrier Ethernet assets of Nortel’s MEN business (the “North American Agreement”). In addition, on November 24, 2009, Ciena, Nortel affiliates and the Joint Administrators and Joint Israeli Administrators (each as defined below) entered into an Amendment Agreement, further amending that certain asset sale agreement dated October 7, 2009, as previously amended, relating to the purchase of substantially all of the European, Middle Eastern and African (EMEA) optical networking and carrier Ethernet assets of Nortel’s MEN business (the “EMEA Agreement”). The amended and restated North American Agreement and the EMEA Agreement, as amended above, are collectively referred to as the “Agreements.”
The Agreements, among other things, modified and increased the aggregate consideration to be paid by Ciena in the transaction. In accordance with the Agreements, Ciena has agreed pay $530.0 million in cash and issue $239.0 million in aggregate principal amount of 6% senior convertible notes due 2017 (the “Notes”), for an aggregate purchase price of $769.0 million in exchange for the assets above. Ciena will not be issuing common stock in the transaction as previously contemplated, except to the extent common stock is issuable upon conversion of the Notes.
The Notes will bear interest at the rate of 6.0% per annum, payable semi-annually, commencing six months after the date of issuance. The interest rate is subject to an upward adjustment, up to a maximum of 8% per annum, in the event that the volume weighted average price of Ciena’s common stock price over the measurement period immediately preceding closing is less than $13.17 per share. The Notes mature on June 15, 2017.
Except as set forth in this Item 1.01, the terms of the Notes to be issued will be substantially similar to Ciena’s outstanding series of 0.875% senior convertible notes due 2017. The Notes will be senior unsecured obligations of Ciena and will rank equally with all of Ciena’s other senior unsecured debt and senior to all of Ciena’s future subordinated debt. The Notes will be structurally subordinated to all present and future debt and other obligations of Ciena’s subsidiaries and will be effectively subordinated to all of Ciena’s present and future secured debt to the extent of the value of the collateral securing such debt.
Following issuance, the Notes may be converted prior to maturity (unless earlier redeemed by Ciena) at the option of the holder into shares of Ciena common stock at the initial conversion rate of 60.7441 shares of Ciena common stock per $1,000 in principal amount of Notes, which is equal to an initial conversion price of approximately $16.4625 per share, subject to customary adjustments.
Under the Agreements, Ciena is required to prepare and file a shelf registration statement on Form S-3 for purposes of registering the resale of the Notes, and the common stock underlying the Notes, by the later of thirty days following the closing and sixty days following Ciena’s receipt from Nortel of certain financial statements required in connection with the filing and effectiveness of the registration statement. Ciena’s failure to timely file the registration statement, and certain withdrawals or suspensions thereof, would result in liquidated damages of 0.25% to 0.50% per annum of the aggregate principal amount of the Notes, depending upon the duration of the registration default. Ciena has also granted certain demand registration rights requiring it to register and certain piggyback registration rights that afford the holders an opportunity to participate in certain registered offerings by Ciena.
Prior to closing, Ciena may elect to replace some or all of the Notes with cash equal to 100% of the face amount of such Notes replaced, provided that the volume weighted average price of Ciena’s common stock is less than $17.00 per share over the ten trading days prior to the date Ciena makes such election, or, if such volume weighted average price of Ciena’s common stock is equal to or greater than $17.00 per share, with cash in the principal amount equal to the greater of 105% of the face amount of the Notes to be replaced or 95% of the fair value of the Notes to be replaced as of the date of the election. In the event that it completes any capital raising transaction prior to the closing, Ciena will be required to use the net proceeds of the capital raising transaction to make the election described above and, if such transaction involves the issuance of convertible securities, the price used to determine the value of Ciena’s common stock for the purposes of calculating the cost of the Notes replaced or redeemed will be the closing price per share prior to the time when such offering is priced, instead of the volume weighted average price as described in the preceding sentence.
After the closing, but prior to the effectiveness of the shelf registration statement above, Ciena has the right to redeem the Notes if they have been issued, with cash in the principal amount equal to the greater of 105% of the face amount of the Notes or 95% of the fair value of the Notes and any accrued and unpaid interest since the date of issue. Ciena must offer to use the net proceeds of any capital raising transaction completed during the above described period to redeem the Notes at the applicable redemption price above.
If Ciena undergoes a fundamental change, subject to certain exceptions, the holders have the right to require Ciena to repurchase for cash any or all of their Notes at a purchase price equal to 100% of the principal amount, plus accrued and unpaid interest, if any, to the repurchase date. If a holder elects to convert the Notes in connection with a qualified fundamental change, Ciena will in certain circumstances increase the conversion rate by a specified number of additional shares, depending upon the price paid per share of Ciena common stock in such fundamental change transaction.
In accordance with the North American Agreement, on or before November 25, 2009, Ciena will deposit in escrow approximately $38.5 million in cash pending the closing of the transaction. Upon closing, Ciena will receive a credit for the amount of the deposit against the aggregate cash consideration to be paid to the sellers. The deposit is subject to forfeiture in the event that all of the conditions to closing are satisfied and Ciena does not consummate the transaction and the sellers terminate the North American Agreement as a result of Ciena's material breach of its obligations under the North American Agreement. If the North American Agreement is terminated for any other reason, the deposit will be returned to Ciena.
The Agreements were also revised to remove a limited number of Nortel patents, which are principally standards-based or oriented, subject to existing third party license arrangements, or technologies not predominately used in the current or planned products of Nortel’s MEN business, from those patents that will be transferred to Ciena upon closing. In lieu of ownership of such patents, Ciena will be granted a non-exclusive license upon closing.
As used above, “Joint Administrators” means Alan Bloom, Stephen Harris, Alan Hudson, David Hughes and Christopher Hill, in their capacity as joint administrators to those Nortel EMEA entities to which they are appointed, and “Joint Israeli Administrators” means Yaron Har-Zvi and Avi D. Pelosso, in their capacity as joint Israeli administrators.
ITEM 2.03 — CREATION OF A DIRECT FINANCIAL OBLIGATION OR AN OBLIGATION UNDER AN OFF-BALANCE SHEET ARRANGEMENT OF A REGISTRANT
The information set forth in Items 1.01 and 3.02 of this Current Report on Form 8-K is incorporated herein by reference.
ITEM 3.02 — UNREGISTERED SALES OF EQUITY SECURITIES
As set forth in Item 1.01 above, a portion of the aggregate consideration to be paid in the transaction consists of the issuance by Ciena at closing of $239.0 million in aggregate principle of 6% senior convertible notes due 2017. The material terms of these Notes are set forth in Item 1.01 above and such information is incorporated by reference herein. Upon the closing of the transaction, the Notes are expected to be issued by Ciena in reliance upon the exemption afforded by Section 4(2) under the Securities Act of 1933 as not involving a public offering.
Assuming the full conversion of the aggregate principal amount, the Notes are convertible into approximately 14.5 million shares of Ciena common stock, subject to customary adjustments. To the extent that any common stock is issued upon conversion of the Notes, it will be issued in transactions anticipated to be exempt from registration under the Securities Act by virtue of Section 3(a)(9) thereof, because no commission or other remuneration is expected to be paid in connection with conversion of the Notes and issuance of the common stock.
This Current Report and the information herein do not constitute an offer to sell, or the solicitation of an offer to buy, securities. The Notes and the shares of Ciena common stock issuable upon conversion of the Notes are not being registered under the Securities Act, or the securities laws of any other jurisdiction, and may not be offered or sold in the United States without registration or an applicable exemption from registration requirements.
ITEM 8.01 — OTHER EVENTS
On November 23, 2009, Ciena announced its selection as the successful bidder in the auction of substantially all of the optical networking and carrier Ethernet assets of Nortel’s MEN business. Ciena has agreed to pay $530.0 million in cash and issue $239.0 million in aggregate principle of 6% senior convertible notes due 2017 for a total consideration of $769.0 million for the assets. A motion to approve Ciena as the acquirer will be heard by bankruptcy courts in the U.S. and Canada on December 2, 2009. A copy of this press release, attached to this report as Exhibit 99.1, is incorporated by reference herein.
ITEM 9.01 — FINANCIAL STATEMENTS AND EXHIBITS
(c) The following exhibit is being filed herewith:

Exhibit Number	Description of Document

Exhibit 99.1	Press Release dated November 23, 2009, issued by Ciena Corporation

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CIENA CORPORATION
Date: November 24, 2009	By:	/S/ David M. Rothenstein
		Name:	David M. Rothenstein
		Title:	Senior Vice President, General Counsel and Secretary